Exhibit 10.48

SEPARATION AGREEMENT AND GENERAL RELEASE

Neurogen Corporation (Company) and I, Charlie Ritrovato (Employee), have entered into this Separation Agreement and General Release (Release) to settle all issues between us relating in any way to my employment and termination of my employment with the Company. Except to the extent governed by federal law, this Release shall be governed by the statutes and common law of Connecticut, excluding any that mandate the use of another jurisdiction’s laws. This Release does not release any claims that I cannot lawfully release.

The Company and I agree as follows:

Section 1 --   Benefits

(a)  In General: The Company promises that I will receive the benefits set forth in this section that are conditioned on my signing and delivering this Release to the Company. I understand and agree that I am not otherwise entitled to receive the benefits provided to me under this Release. I may revoke the waiver of claims in Sections 2 and 3(b) of this Release within 7 days after I sign it, in which case this Release will not go into effect and I will not receive the amounts or benefits set forth herein. The revocation must be made in writing to Jeffrey Dill, Esq., Neurogen Corporation, 35 Northeast Industrial Road, Branford, Connecticut 06405, within the prescribed seven day period. The release of claims becomes effective, in the absence of a written revocation, on the eighth day after signing. The Released Parties, as defined below, do not need to sign this Release for it to become fully enforceable.

(b)  Severance Pay and Other Consideration: My termination date is December 31, 2006 (“Termination Date”). I will continue to be an at-will employee and accordingly may be paid and continue to receive benefits in the normal course of business through and including my Termination Date. After my Termination Date, in exchange for this executed Release and upon expiration of the seven day revocation period described in Section 1 (a) above, I will receive: a lump sum payment equivalent to six (6) months of pay ($130, 810.20), and seventy five percent (75%) of my 2006 “Target Bonus”, estimated to be twenty-five percent (25%) of my base annual salary ($49,053.85) (“Enhanced Severance Pay”). The gross Enhanced Severance Pay ($130,810.20 + $49,053.85 = $179,864.05) shall be subject to all applicable federal, state and local taxes and withholdings.

In addition to Enhanced Severance Pay, as further consideration for this Release, the Company agrees to: (i) forgive the remaining and final twenty percent (20%) of the $100,000 Promissory Note dated July 9, 2002 between me and the Company (I understand the amount forgiven will be subject to taxation); and (ii) accelerate the vesting of 5,000 shares of restricted stock I hold in the Company that was scheduled to vest in May 2007 and will now vest as of January 2, 2007.

(c)  Compensation and Benefit Plans: In exchange for this Release, if I elect COBRA coverage and otherwise remain eligible for coverage, the Company agrees to continue paying the Company portion of the premiums on my medical and dental plans for a period of six (6) months from my Termination Date, through and including June 30, 2007 (the “Benefit Completion Date”). If I desire to receive medical and dental plans under COBRA through the Company, I will be responsible for paying the employee portion of the premium for my medical and dental plans (including dependents) by check by the first of each month until the Benefit Completion Date. The checks should be mailed to Jeffrey Dill at the address provided above.

Except as stated in the previous paragraph and paragraphs (i) and (ii) below, I will cease to be eligible to participate under any stock option, bonus, incentive compensation, medical, dental, life insurance, retirement savings, and other compensation or benefit plans of the Company or any affiliate following my termination of employment. Thereafter, I will have no rights under any of those plans, except as follows:

(i) Group Insurance: I will be eligible for the continuation of my existing medical and dental benefits under COBRA following the Benefit Completion Date at my own expense. The Company is providing information to me separately on my rights under COBRA.

(ii) Qualified Plan Retirement Benefits: I will retain my vested benefits, if any, under all qualified retirement plans of the Company, and all rights associated with such benefits, as determined under the official terms of those plans.

Payments made under this Release will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

Section 2 --   Complete Release

(a) In General: I irrevocably and unconditionally release all the Claims described in Section 2(b) that I may now have against the Released Parties listed in Section 2(d). I understand that I am not releasing future claims that arise after the Termination Date.

(b) Claims Released: The Claims I am releasing under Section 2(a) include all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (Claims) with respect to any Released Party listed in Section 2(d). I understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

Anti-discrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination, such as the Connecticut Fair Employment Practices Act, which prohibits discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics.

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law relating to salary, commission, compensation, benefits, and other matters, the Connecticut Workers’ Compensation Act, the Connecticut Family & Medical Leave Act, which mandates certain leaves of absence, and Connecticut Labor Law.

Examples of released claims include, but are not limited to the following (except to the extent explicitly preserved by Section 1 or 2(a) of this Release): (i) Claims that in any way relate to or arose during my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee compensation or benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing.

(c) Unknown Claims: I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent even though I recognize that someday I might regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

(d) Released Parties: The Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee compensation and benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

Section 3 --   Promises

(a)  Employment Termination: I agree that my employment with the Company and its affiliates ends on my Termination Date and that I am accepting payments and benefits under this Release in lieu of any such other rights or benefits to which I possibly could be or become entitled. No one has represented to me that the Company or its affiliates will ever hereafter seek to rehire me.

(b)   Pursuit of Claims: I have not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Release purports to waive, and I promise never to do so in the future, whether as a named plaintiff, class member, or otherwise.  I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, etc. to withdraw from the matter or dismiss it with prejudice. However, the two preceding sentences shall not preclude me from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I hereby waive. If I am ever awarded or recover any amount as to a Claim I have purported to waive in this Release, I agree that the amount of the award or recovery shall be reduced by the amounts I was paid under this Release, increased appropriately for the time value of money, using an interest rate of 10 percent per annum. To the extent such a setoff is not affected, I promise to pay, or assign to the Company my right to receive, the amount that should have been set off. I promise never directly or indirectly to bring or participate in an action against any Released Party under any unfair competition law of any jurisdiction. This subsection (b) shall not apply to a lawsuit asserting claims under the ADEA. This means that if I file a lawsuit asserting an ADEA claim, I will not be liable for the defendant’s attorneys’ fees in defending the lawsuit. Nevertheless the release I have given will remain in full force and effect and will bar recovery for ADEA claims.

(c)  Company Property and Debts: I have returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in my possession or control. I have cleared all expense accounts, repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.

(d)  Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Release. I agree that the Company is to withhold all taxes it determines it is legally required to withhold. I agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Release to tax authorities.

(e)  Ownership of Claims: I have not assigned or transferred any Claim I am purporting to release, nor have I attempted to do so.

(f)  Nonadmission of Liability: I agree not to assert that this Release is an admission of wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

(g)  No Disparagement or Harm: I agree not to criticize, denigrate, or disparage any Released Party. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

(h)  Proprietary Information and Existing Obligations: I agree to always keep confidential all proprietary information of the Company. I agree to remain bound by any Company or Company affiliate agreement or policy relating to confidential information, invention, nonsolicitation, noncompetition, or similar matters to which I am now subject. The terms and conditions of all such existing agreements or policies are incorporated in this Release by reference.

(i)  Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Release.

(j) Other Representations: In addition to my other representations in this Release, I have made the following representations to the Company, on which I acknowledge it also has relied in entering into this Release with me:

No Unpaid Amounts: I already have been paid all wages, commissions, compensation, benefits, and other amounts that any Released Party has ever owed me, except for unpaid amounts or benefits expressly payable under the terms of this Release.

ADEA Release Requirements Have Been Satisfied: I understand that this Release had to meet certain requirements to validly release any ADEA claims I might have had, and I represent that all such requirements were satisfied. (These requirements are that (1) my entering into this agreement had to be knowing and voluntary (i.e., free from fraud, duress, coercion, or mistake of fact); (2) this agreement had to be in writing and be understandable; (3) it had to explicitly waive current ADEA claims; (4) it could not have waived future ADEA claims; (5) it must have been paid for with something to which I was not already entitled; (6) the Company had to advise me in writing to consult an attorney; (7) the Company had to give me at least 45 calendar days to consider this Release, as well as statistical data on the persons affected by the Company’s employment termination program; and (8) the Company had to give me at least 7 days within which to revoke my ADEA release after signing it.).

(k) Cooperation Required: I agree that I will fully cooperate with the Company or any affiliate in effecting a smooth transition of my responsibilities to others. Without in any way limiting the foregoing, I specifically agree to communicate all relevant information regarding my work and to finalize any incomplete documentation relating to my unfinished work and assignments, including documenting any scientific experiments and turning in all laboratory notebooks. At the Company’s request I will return to the Company’s premises to assist in transferring my responsibilities. In addition, I will promptly and fully respond to all inquiries from the Company or any affiliate and its representatives relating to any lawsuit or investigation concerning my work at the Company. To the extent I incur out-of-pocket expenses (such as postage costs, travel expenses or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail me a reimbursement check for those expenses within 15 days after it receives my request for payment, along with satisfactory written substantiation of the claimed expenses. Furthermore, for the six (6) months following my Termination Date, I agree to consult with the Company’s Chief Corporate Counsel or Chief Operating Officer before executing any trades in any Company stock or other securities in accordance with the Insider Trading Pre-Clearance Procedures of the Company that I have been subject to as an “Executive Officer” of the Company.

(l) This Release to be Kept Confidential: I have not disclosed and will never disclose the terms of this Release, including but not limited to the benefits provided hereunder, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement is to be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Release, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify the Company of a disclosure obligation or request within 3 days after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

Section 4 --   Consequences of Violating Promises

General Consequences: In addition to any other remedies or relief that may be available, I agree to pay any attorneys’ fees (including in-house counsel costs) and damages Released Parties may incur as a result of my breaching a promise I made in this Release (such as by suing a Released Party over a released Claim) or if any representation I made in this Release was false when made. I agree that the minimum damages for each breach will be half of the attorneys’ fees each Released Party incurs as a result of the breach, which is a reasonable estimate of the value of the time the Released Party is likely to have to spend seeking a remedy for the breach. I further agree that the Company would be irreparably harmed by any actual or threatened violation of Section 3 that involves Release-related disclosures or disclosure or use of confidential or proprietary information or trade secrets or solicitation of employees, customers, or suppliers, and that the Company will be entitled to an injunction prohibiting me from committing any such violation.

Section 5 --   Consideration of Release

I acknowledge that, before signing this Release, I was given a period of at least 45 calendar days to consider this Release, as well as statistical data on any persons also affected by this same employment termination program. I waive any right I might have to additional time beyond this consideration period within which to consider this Release. I acknowledge that: (a) I took advantage of this period to consider this Release before signing it; (b) I carefully read this Release; (c) I fully understand it; (d) I am entering into it voluntarily; (e) I am receiving valuable consideration in exchange for my execution of this Release that I would not otherwise be entitled to receive; and (f) the Company, in writing, encouraged me to discuss this Release with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate.

Section 6 --   Miscellaneous

(a)  Entire Agreement: This Release is the entire agreement between me and the Company relating to my termination of employment or the subject matter of this Release. This Release may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in or referred to by this Release. If any provision in this Release is found to be unenforceable, all other provisions will remain fully enforceable.

(b)  Successors: This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c)  Interpretation: This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

Section 7 --   Arbitration of Disputes

(a)  Arbitrable Disputes: The Company and I agree to resolve any claims we may have with each other (except, if either I or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with this section. I also agree to resolve in accordance with this section any claim between me and any other Released Party who offers or agrees to arbitrate the claim in this manner. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Release or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.

(b)  The Arbitration: Except as otherwise provided in any other enforceable arbitration agreement between me and the Company (Another Arbitration Agreement), which the Company and I hereby reaffirm if one exists, the arbitration shall be in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the American Arbitration Association (AAA), except as provided in this section. Arbitration shall take place in the state of Connecticut before an experienced employment arbitrator licensed to practice law in the state who has been selected in accordance with subsection (c). The arbitrator may not modify or change this Release in any way. I, the Company, and any Released Party who agrees to arbitrate an Arbitrable Dispute under this section agree to submit to personal jurisdiction in the state listed in the first paragraph of this Release for such arbitration and in any jurisdiction necessary for the enforcement of any arbitration award. I represent that this state is a convenient dispute resolution location for me.

(c)  Selection of the Arbitrator: The arbitrator shall be selected as follows: AAA shall give each party a list of 11 arbitrators drawn from its panel of employment dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of both parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of both parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of both parties, AAA shall furnish an additional list and the process shall be repeated. If no arbitrator has been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the arbitrator. Striking decisions must be made and communicated to the other party and AAA within 10 calendar days after the date of the transmittal communication relaying the arbitrators remaining for selection. In the event a party does not make a timely strike, the other party may select the arbitrator from the names remaining.

(d)  Fees and Expenses: Each party shall pay the fees of his or her attorneys, the expenses of his or her witnesses, and any other expenses that party incurs in connection with the arbitration, but all costs of the arbitration itself, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid in equal shares by the plaintiff(s) and defendant(s). At my written request and on a showing of substantial hardship, the Company shall advance all or a portion of my share of those arbitration costs to the extent they would exceed the out-of-pocket costs I would have incurred in a lawsuit. The party losing the arbitration shall reimburse the party who prevailed for all attorneys’ fees and expenses the prevailing party paid pursuant to this subsection (d), except to the extent prohibited by a statute under which the dispute has been brought.

(e)  Exclusive Remedy: Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should I or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, AND ITS ARBITRATION-OF-CLAIMS REQUIREMENT WAIVES YOUR RIGHT TO A JURY TRIAL. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 5 AND YOU SHOULD CONSULT YOUR ATTORNEY.

Executed at Branford, CT this 29 day of December, 2006.

/s/ Charles A. Ritrovato
       Employee

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